EXHIBIT 99.1

Company Contact:	Ed Rosenfeld Executive Vice President, Strategic Planning and Finance Steven Madden, Ltd. (718) 446-1800

Investor Relations:	Cara O’Brien/Leigh Parrish Financial Dynamics (212) 850-5600

FOR IMMEDIATE RELEASE

STEVEN MADDEN, LTD. ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS
~ Company Provides Outlook for 2008 ~

          LONG ISLAND CITY, N.Y. – February 19, 2008 – Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the fourth quarter and fiscal year ended December 31, 2007.

          Fourth quarter net sales were $102.7 million compared to $114.1 million reported in the comparable period of 2006, reflecting the weak economic environment as well as the absence of any major footwear trends. Gross margin declined to 37.9% from 40.8%, reflecting margin declines in both the wholesale and retail divisions. Operating expenses as a percent of sales were 34.0% versus 29.6% in the same period of the prior year, due primarily to reduced leverage on lower sales versus the prior year period as well as expenses associated with new store openings.

          Operating income for fourth quarter decreased to $7.0 million, or 6.8% of sales, compared with operating income of $16.7 million, or 14.6% of sales, in the same period of 2006. Net income decreased 53.2% to $4.7 million, or $0.23 per diluted share, compared to $10.0 million, or $0.45 per diluted share, in the prior year’s fourth quarter.

          Revenues from the wholesale business were $63.5 million compared to $76.6 million in the fourth quarter of 2006 due to a challenging selling environment with a lack of strong direction in footwear fashion trends as well as the weak macroeconomic environment. Gross margin in the wholesale business declined to 26.8% from 31.5% in the prior year’s fourth quarter, due primarily to higher markdown allowances relative to the year ago period.

          Retail revenues increased 4.6% to $39.3 million compared to $37.5 million in the fourth quarter of the prior year, due to sales from new stores. Same store sales decreased 0.1% versus an 11.8% increase in the fourth quarter of 2006, an improvement relative to the first three quarters of 2007 which was driven by a solid response to the Company’s boot offering as well as increased promotional activity. Retail gross margin decreased to 55.9% from 59.9% in the comparable period of the prior year due to the increased promotions. During the fourth quarter of 2007, the Company opened two new Steve Madden retail stores and one Steven store and closed two Steve Madden stores.

          For the full year fiscal 2007, net sales were $431.1 million compared to $475.2 million in fiscal 2006. Net income totaled $35.7 million, or $1.68 per diluted share, for the year, which includes a one-time benefit of $2.9 million, or $0.13 per diluted share, resulting from tax savings related to prior periods, partially offset by a one-time charge for prior-year customs duties of $1.2 million pre-tax, or $0.03 per diluted share, both of which were recorded in the third quarter of fiscal 2007. Excluding both one-time items, net income in 2007 totaled $33.6 million, or $1.58 per diluted share, compared to $46.3 million, or $2.09 per diluted share, in fiscal 2006.

Page 2 – Steven Madden, Ltd. Announces Fourth Quarter and Full Year Results

The Company opened seven stores and closed two stores during 2007, ending the year with 101 retail locations, including the Internet store.

          “Our performance for the fourth quarter and full year reflects soft consumer spending, which worsened during the holiday season, as well as the continued absence of major fashion footwear trends,” commented Jamieson Karson, Chairman and Chief Executive Officer. “While results for the year were not where we wanted them to be, we were able to manage through a difficult environment and were pleased to have generated growth in Madden Girl and our Daniel M. Friedman accessories division. Further, our innovative design team, led by Steve, continues to focus on the development of exciting new styles for our customers. We are particularly pleased with the initial positive response to Steve Madden’s Fix, our new line of sneakers. With our proven and diversified business model, we believe that we have a solid foundation in place that positions us for sustained growth as economic and business trends improve.”

          Arvind Dharia, Chief Financial Officer, commented, “We ended the year with $109.9 million in cash, cash equivalents, and marketable securities, no debt, and total stockholders’ equity of $215.3 million, which demonstrates our ability to maintain our very strong financial position during a difficult macroeconomic environment as we continue to position our business for long-term growth.”

Company Outlook

          The Company today also initiated guidance for fiscal 2008. Based on current visibility, the Company expects 2008 net sales will be flat to an increase of 2% compared to fiscal 2007 and earnings per diluted share will range between $1.45 and $1.55, excluding any impact from share repurchases. Due to easier comparisons in the back half, the Company expects sales and earnings to be more heavily weighted to the second half of 2008 relative to 2007.

          In a separate release, the Company today announced the conclusion of its strategic alternative review process and the decision by the Board of Directors and management to complete a modified “Dutch Auction” tender offer to repurchase up to 2,600,000 shares of its common stock, which represents approximately 12.9% of the outstanding shares.

          Mr. Karson concluded, “Given the persisting weakness of the broader macroeconomic environment, we are maintaining a conservative approach to managing our business in the near-term. In the coming year, we remain focused on enhancing our retail business and leveraging our Steve Madden and Steven retail stores to truly showcase the Company’s brand and products. Further, with the successful launch of Steve Madden’s Fix in the fourth quarter, we are expanding our distribution of this new line throughout the year. In addition to our growth opportunities within footwear, we will also continue our penetration into other merchandise categories through our Daniel M. Friedman division and select license opportunities. We remain confident in the long-term prospects of the Company.”

Conference Call Information

          Interested shareholders are invited to listen to the fourth quarter earnings conference call scheduled for today, Tuesday, February 19, 2006, at 10 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible until March 4, 2008. Additionally, a replay of the call can be accessed by dialing 800-642-1687, passcode 33747905, and will be available until February 26, 2008.

Page 3 – Steven Madden, Ltd. Announces Fourth Quarter and Full Year Results

          This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the company’s common stock. The solicitation of offers to buy the company’s common stock will only be made pursuant to the Offer to Purchase and related materials that the company will send to its stockholders. Stockholders should read those materials carefully because they will contain important information, including the various terms and conditions of the tender offer. Stockholders will be able to obtain copies of the Offer to Purchase, related materials filed by the company as part of the statement on Schedule “TO” and other documents filed with the Securities and Exchange Commission through the Commission’s internet address at http://www.sec.gov without charge when these documents become available. Stockholders and investors may also obtain a copy of these documents, as well as any other documents the company has filed with the Securities and Exchange Commission, without charge, from the company or at the Investor Relations section of the company’s website: http://www.stevemadden.com. Stockholders are urged to carefully read these materials prior to making any decision with respect to the offer. Stockholders and investors who have questions or need assistance may call D.F. King & Co., Inc. at (800) 901-0068. (Banks and Brokers call collect: (212) 269-5550; Institutional Investors call: (212) 493-6933.)

Steven Madden, Ltd. designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and online at www.stevemadden.com. The Company has several licensees for its brands, including for outerwear, cold weather accessories, eyewear, and girls apparel and owns and operates 101 retail stores, including its online store. Through its wholly-owned subsidiary, Daniel M. Friedman & Associates, the Company is the licensee for Betsey Johnson handbags and belts and Tracy Reese handbags and belts.

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes”, “belief”, “expects”, “intends”, “anticipates” or “plans” to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission.

(Tables to follow)

Page 4 – Steven Madden, Ltd. Announces Fourth Quarter and Full Year Results

STEVEN MADDEN LTD
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2007	2006	2007	2006

Consolidated:
Net Sales	$102,745	$114,108	$431,050	$475,163
Cost of Sales	63,773	67,540	257,646	276,734

Gross Profit	38,972	46,568	173,404	198,429
Commission and licensing fee income	2,901	3,809	18,351	14,246
Operating Expenses	34,919	33,723	138,841	134,377
Income from Operations	6,954	16,654	52,914	78,298
Interest and other Income, Net	838	1,008	3,222	2,636

Income Before provision for Income Taxes	7,792	17,662	56,136	80,934
Provision for Income Tax	3,092	7,615	20,446	34,684

Net Income	$4,700	$10,047	$35,690	$46,250

Basic income per share	$0.23	$0.48	$1.73	$2.21

Diluted income per share	$0.23	$0.45	$1.68	$2.09

Weighted average common shares outstanding - Basic	20,101	21,071	20,647	20,906

Weighted average common shares outstanding - Diluted	20,355	22,318	21,292	22,101

Page 5 – Steven Madden, Ltd. Announces Fourth Quarter and Full Year Results

BALANCE SHEET HIGHLIGHTS

	Dec 31, 2007 Consolidated	Dec 31, 2006 Consolidated

Cash and cash equivalents	$29,446	$19,204
Investment Securities	80,411	89,681
Total Current Assets	185,155	188,043
Total Assets	266,521	251,392
Total Current Liabilities	47,717	36,332
Total Stockholder Equity	215,334	211,924